PAGE 1
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                       IDS Strategy Fund, Inc.
                      Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company, on behalf of each underlying series, hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                              Signature  IDS Strategy Fund, Inc.
                                           (Name of Registrant)



                              By /s/ Leslie L. Ogg
                                     Leslie L. Ogg
                                     Vice President, General
                                     Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 2
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                   IDS Tax-Exempt Bond Fund, Inc.
                      Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                        Signature  IDS Tax-Exempt Bond Fund, Inc.
                                         (Name of Registrant)



                        By /s/ Leslie L. Ogg
                               Leslie L. Ogg
                               Vice President, General
                               Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 3
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                   IDS Tax-Free Money Fund, Inc.
                     Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                         Signature  IDS Tax-Free Money Fund, Inc.
                                         (Name of Registrant)



                         By /s/ Leslie L. Ogg
                                Leslie L. Ogg
                                Vice President, General
                                Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 4
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                  IDS Utilities Income Fund, Inc.
                     Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                       Signature  IDS Utilities Income Fund, Inc.
                                        (Name of Registrant)



                       By /s/ Leslie L. Ogg
                              Leslie L. Ogg
                              Vice President, General
                              Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary